Inuvo Updates Guidance for Fourth Quarter 2015 Prior to Teleconference

LITTLE ROCK, AR, January 14, 2016 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced that the Company is updating its net revenue and earnings guidance for the fourth quarter of 2015.
We anticipate reporting net revenue for the fourth quarter of 2015 in the range of $20 million to $21 million, which represents an increase of approximately 35% compared to the fourth quarter of 2014. For the full year 2015, we expect net revenue in the range of $69 million to $70 million, which represents an increase of approximately 41% compared to 2014. This compares to our previous guidance of net revenue in the range of $66 million to $68.5 million for the year 2015. We also anticipate diluted earnings per share will be in the range of $0.02 to $0.03 for the fourth quarter. The Company’s independent accountants are currently auditing the financial statements and we expect to announce the final results in early February.
"We had a successful fourth quarter driven by strong demand from advertisers during the holiday season. Revenues for the fourth quarter exceeded expectations and our various advertising delivery and fraud detection platforms have allowed us to provide high quality clicks to our advertising buyers. We look forward to 2016 and the continued execution of the strategic initiatives that have contributed to our growth over the last few years.” said Richard Howe, CEO.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves billions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app at http://apple.co/1glLIGD for Apple iPhone or http://bit.ly/1G5f3K4 for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald
914-669-0222
alan@CapMarketsGroup.com